ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated May 30, 2012

JPMorgan Chase & Co. Airbag Yield Optimization Notes

Linked to the common stock of International Paper Company due on or about December 7, 2012
Linked to the common stock of Cummins Inc. due on or about December 7, 2012
Linked to the common stock of Starbucks Corporation due on or about December 7, 2012
Linked to the common stock of American International Group, Inc. due on or about December 7, 2012

Investment Description
Airbag Yield Optimization Notes are unsecured and unsubordinated notes issued by JPMorgan Chase & Co. ("JPMorgan Chase") (each a "Note" and collectively, the "Notes") linked to the performance of the common stock of a specific company (the "Underlying Stock"). The issue price of each Note will be $1,000. On a monthly basis, JPMorgan Chase will pay you a coupon regardless of the performance of the applicable Underlying Stock. At maturity, JPMorgan Chase will either pay you the principal amount per Note or, if the closing price of one share of the applicable Underlying Stock on the Final Valuation Date is below the specified Conversion Price, JPMorgan Chase will deliver to you a number of shares of the applicable Underlying Stock equal to the principal amount per Note divided by the Conversion Price (“the Share Delivery Amount“) for each Note (subject to adjustments in the case of certain corporate events described in the accompanying Airbag Yield Optimization Notes product supplement no. UBS-2-I under "General Terms of Notes — Anti-Dilution Adjustments," in the sole discretion of the calculation agent). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving a number of shares of the applicable Underlying Stock per Note at maturity that are worth less than your principal amount and the credit risk of JPMorgan Chase for all payments under the Notes. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
Features		Key Dates

❑Income — Regardless of the performance of the applicable Underlying Stock, JPMorgan Chase will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the applicable Underlying Stock per Note at maturity that are worth less than your principal amount and the credit risk of JPMorgan Chase for all payments under the Notes.

❑Contingent Repayment of Principal Amount at Maturity — If the price of the applicable Underlying Stock does not close below the applicable Conversion Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the applicable Underlying Stock. If the price of the applicable Underlying Stock closes below the applicable Conversion Price on the Final Valuation Date, JPMorgan Chase will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each Note at maturity, which will likely be worth less than your principal amount and may have no value at all. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

		Trade Date[1]		June 1, 2012
		Settlement Date[1]		June 7, 2012
		Final Valuation Date[2]		December 3, 2012
		Maturity Date[2]		December 7, 2012
		[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same. See “Supplement Underwriting Information” on page 19 for additional information regarding the Settlement Date.
		[2]	Subject to postponement in the event of a market disruption event and as described under "Description of Notes — Payment at Maturity" and "Description of Notes — Postponement of the Final Valuation Date" in the accompanying product supplement no. UBS-2-I

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE APPLICABLE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 6 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-2-I BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering
This free writing prospectus relates to four (4) separate Note offerings. Each issuance of offered Notes is linked to one, and only one, Underlying Stock. You may participate in any of the four (4) Note offerings or, at your election, in two or more of the offerings. This free writing prospectus does not, however, allow you to purchase a Note linked to a basket of some or all of the Underlying Stocks described below. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples thereof. Each of the four (4) Note offerings is linked to the common stock of a different company, and each of the four (4) Note offerings has a different Coupon Rate, Initial Price and Conversion Price. The actual Coupon Rate, Initial Price and Conversion Price for each Note offering will be set on the Trade Date and the actual Coupon Rate and corresponding Total Coupon Payable for each Note will not be less than the bottom of the applicable range listed below. The performance of each Note will not depend on the performance of any other Note.
Underlying Stock	Total Coupon Payable over the Term of the Notes	Coupon Rate	Initial Price	Conversion Price*	CUSIP	ISIN
Common stock of International Paper Company	4.00% to 5.00%	8.00% to 10.00% per annum		85% of Initial Price	46637G512	US46637G5128
Common stock of Cummins Inc.	3.60% to 4.60%	7.20% to 9.20% per annum		80% of Initial Price	46637G520	US46637G5201
Common stock of Starbucks Corporation	2.75% to 3.75%	5.50% to 7.50% per annum		85% of Initial Price	46637G496	US46637G4694
Common stock of American International Group, Inc.	3.125% to 4.125%	6.25% to 8.25% per annum		75% of Initial Price	46637G538	US46637G5383

* The Conversion Price for each Underlying Stock may be rounded up to the nearest cent.

See "Additional Information about JPMorgan Chase & Co. and the Notes" in this free writing prospectus. The Notes will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-2-I dated November 21, 2011 and this free writing prospectus. The terms of the Notes as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-2-I, will supersede the terms set forth in product supplement no. UBS-2-I. In particular, please refer to "Additional Terms Specific to the Notes" in this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-2-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Common stock of International Paper Company		$1,000		$10		$990
Common stock of Cummins Inc.		$1,000		$10		$990
Common stock of Starbucks Corporation		$1,000		$10		$990
Common stock of American International Group, Inc.		$1,000		$10		$990

(1)	The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates' expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see "Use of Proceeds and Hedging" beginning on page PS-16 of the accompanying product supplement no. UBS-2-I.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed $10 per $1,000 principal amount Note.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Recent Developments

One credit rating agency has downgraded our long-term senior debt rating, and another has placed us on negative watch for possible downgrade. These actions followed our disclosure on May 10, 2012, that our Chief Investment Office (which is part of our Corporate segment) has had, since the end of the first quarter of 2012, significant mark-to-market losses in our synthetic credit portfolio, partially offset by securities gains. We disclosed that the Chief Investment Office's synthetic credit portfolio has proven to be riskier, more volatile and less effective as an economic hedge than we had previously believed. We are currently repositioning the portfolio in conjunction with our assessment of our overall credit exposure; as this repositioning is being effected in a manner designed to maximize economic value, we may hold certain of our current synthetic credit positions for the longer term and, accordingly, the net income in our Corporate segment will likely be more volatile in future periods than it has been in the past. These and any future losses may lead to heightened regulatory scrutiny and additional regulatory or legal proceedings against us, and may continue to adversely affect our credit ratings and credit spreads and, as a result, the market value of the Notes. See our quarterly report on Form 10-Q for the quarter ended March 31, 2012; "Risk Factors — Risk Management — JPMorgan Chase's framework for managing risks may not be effective in mitigating risk and loss to the Firm" in our annual report on Form 10-K for the year ended December 31, 2011; and "Key Risks — Risks Relating to the Notes Generally — Credit Risk of JPMorgan Chase & Co." in this free writing prospectus for further discussion.

Additional Information about JPMorgan Chase & Co. and the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in these offerings will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-2-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This free writing prospectus relates to four (4) separate Note offerings. Each issue of the offered Notes is linked to one, and only one, Underlying Stock. The purchaser of a Note will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stocks). You may participate in any of the four (4) Note offerings or, at your election, in two or more of the offerings. We reserve the right to withdraw, cancel or modify any of the offerings and to reject orders in whole or in part. While each Note offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or any other Underlying Stock) or as to the suitability of an investment in the Notes.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-2-I dated November 21, 2011. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-2-I, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-2-I dated November 21, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007745/e46155_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this free writing prospectus, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Additional Terms Specific to the Notes

For purposes of the Notes offered by this free writing prospectus, notwithstanding anything to the contrary set forth under "General Terms of Notes — Calculation Agent" in the accompanying product supplement no. UBS-2-I, all calculations with respect to the Conversion Price may be rounded up to the nearest cent (e.g., $0.761 is $0.77).

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of the applicable Underlying Stock.

♦You believe the Final Price of the applicable Underlying Stock is not likely to be below the applicable Conversion Price and, if it is, you can tolerate receiving a number of shares of the applicable Underlying Stock per Note at maturity worth less than your principal amount or that may have no value at all.

♦You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying Stock and that your return at maturity is limited to the coupons paid on the applicable Note.

♦You are willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You would be willing to invest in the Notes if the applicable Coupon Rate was set equal to the bottom of the applicable range indicated on the cover hereof (the actual applicable Coupon Rate will be determined on the Trade Date and will not be less than the bottom of the applicable range listed on the cover).

♦You are willing and able to hold the Notes to maturity, a term of 6 months.

♦You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC ("JPMS") is willing to trade the Notes.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You require an investment designed to provide a full return of principal at maturity.

♦You are not willing to make an investment that may have the full downside market risk of the applicable Underlying Stock.

♦You believe the Final Price of the applicable Underlying Stock is likely to be below the applicable Conversion Price, which could result in a total loss of your initial investment.

♦You cannot tolerate receiving a number of shares of the applicable Underlying Stock per Note at maturity worth less than your principal amount or that may have no value at all.

♦You seek an investment that participates in the full appreciation in the price of the applicable Underlying Stock or that has unlimited return potential.

♦You are not willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You would be unwilling to invest in the Notes if the applicable Coupon Rate was set equal to the bottom of the applicable range indicated on the cover hereof (the actual applicable Coupon Rate will be determined on the Trade Date and will not be less than the bottom of the applicable range listed on the cover).

♦You are unable or unwilling to hold the Notes to maturity, a term of 6 months, and seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the "Key Risks" on page 6 of this free writing prospectus and "Risk Factors" in the accompanying product supplement no. UBS-2-I for risks related to an investment in the Notes.

Indicative Terms
Issuer:	JPMorgan Chase & Co.
Issue Price per Note:	$1,000 per Note
Principal Amount per Note:	$1,000 per Note
Underlying Stock:	Common stock of International Paper Company Common stock of Cummins Inc. Common stock of Starbucks Corporation Common stock of American International Group, Inc.
Term:	6 months. The Notes are expected to price on or about June 1, 2012 and settle on or about June 7, 2012.
Total Coupon Payable:	The total coupon payable is expected to be between (i) 4.00% and 5.00% for Notes linked to the common stock of International Paper Company, (ii) 3.60% and 4.60% for Notes linked to the common stock of Cummins Inc., (iii) 2.75% and 3.75% for Notes linked to the common stock of Starbucks Corporation and (iv) 3.125% and 4.125% for Notes linked to the common stock of American International Group, Inc. The actual total coupon payable for each Note will be set on the Trade Date.
Coupon Payment:	Coupons paid in arrears in six equal monthly installments based on the applicable Coupon Rate, regardless of the performance of the applicable Underlying Stock. The Coupon Rate is expected to be between (i) 8.00% and 10.00% per annum for Notes linked to the common stock of International Paper Company, (ii) 7.20% and 9.20% per annum for Notes linked to the common stock of Cummins Inc., (iii) 5.50% and 7.50% per annum for Notes linked to the common stock of Starbucks Corporation and (iv) 6.25% and 8.25% per annum for Notes linked to the common stock of American International Group, Inc. The actual Coupon Rate for each Note will be set on the Trade Date.
1st Installment through 6th Installment:

For Notes linked to the common stock of International Paper Company: expected to be between 0.6667% and 0.8333%

For Notes linked to the common stock of Cummins Inc.: expected to be between 0.6000% and 0.7667%

For Notes linked to the common stock of Starbucks Corporation: expected to be between 0.4583% and 0.6250%

For Notes linked to the common stock of American International Group, Inc.: expected to be between 0.5208% and 0.6875%

The actual installment amounts will be based on the Coupon Rate and set on the Trade Date.

Conversion Price(1):	A percentage of the applicable Initial Price, as specified on the cover of this free writing prospectus, subject to adjustment upon the occurrence of certain corporate events affecting the applicable Underlying Stock. See "General Terms of Notes — Anti-Dilution Adjustments" in the accompanying product supplement no. UBS-2-I.
Payment at Maturity (per Note)(2):

If the Final Price of the applicable Underlying Stock is not below the applicable Conversion Price on the Final Valuation Date, at maturity we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount Note plus accrued and unpaid interest.

If the Final Price of the applicable Underlying Stock is below the applicable Conversion Price on the Final Valuation Date, at maturity we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount (subject to adjustments) for each Note you own plus accrued and unpaid interest.

The value of shares delivered for the share delivery amount is expected to be worth less then the principal amount and may be worthless.

Share Delivery Amount(2):	The number of shares of the applicable Underlying Stock per $1,000 principal amount Note equal to $1,000 divided by the Conversion Price, as determined on the Trade Date, subject to adjustment upon the occurrence of certain corporate events affecting the applicable Underlying Stock. See "General Terms of Notes — Anti-Dilution Adjustments" in the accompanying product supplement no. UBS-2-I.
Initial Price:	The closing price of one share of the applicable Underlying Stock on the Trade Date
Final Price:	The closing price of one share of the applicable Underlying Stock on the Final Valuation Date
(1)	The Conversion Price for each Underlying Stock may be rounded up to the nearest cent.
(2)	We will pay cash in lieu of delivering any fractional shares of the applicable Underlying Stock in an amount equal to that fraction multiplied by the closing price of one share of the applicable Underlying Stock on the Final Valuation Date.

Investment Timeline

Trade Date:	The closing price of one share of the applicable Underlying Stock (Initial Price) is observed, the applicable Conversion Price and Share Delivery Amount are determined and the applicable Coupon Rate is set.

Monthly (including at maturity):	We pay the applicable coupon.

Maturity Date:

The Final Price is determined on the Final Valuation Date.

If the Final Price of the applicable Underlying Stock is not below the applicable Conversion Price, we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount Note.

If the Final Price of the applicable Underlying Stock is below the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each Note you own.(2)

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR THAT MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Payment Dates

Coupons will be paid in arrears in six equal monthly installments on the Coupon Payment Dates listed below:

July 9, 2012	October 9, 2012
August 7, 2012	November 7, 2012
September 7, 2012	December 7, 2012

Any payment on your Notes that would otherwise be due on a Coupon Payment Date that is not a business day will instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. Each Coupon Payment will be paid to the holders of record of the Notes at the close of business on the date that is one business day prior to the applicable Coupon Payment Date.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-2-I. Subject to the discussion in that section, and based on current market conditions, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the Notes as units each comprising a Put Option and a debt component for U.S. federal income tax purposes. We will determine the portion of each Coupon Payment that we will allocate to interest on the debt component and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the Notes. By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any. If the Notes had priced on May 30, 2012 and assuming the Coupon Rates provided below, for each Note offering, we would have allocated as interest on the debt component and as Put Premium the following amounts:

Underlying Stock	Coupon Rate per Annum	Interest on Debt Component per Annum	Put Premium Component per Annum
Common stock of International Paper Company	9.00% per annum (equivalent to 4.50% over the term of the Notes)	0.640% per annum (equivalent to 0.320% over the term of the Notes)	8.360% per annum (equivalent to 4.180% over the term of the Notes)
Common stock of Cummins Inc.	8.20% per annum (equivalent to 4.10% over the term of the Notes)	0.640% per annum (equivalent to 0.320% over the term of the Notes)	7.560% per annum (equivalent to 3.780% over the term of the Notes)
Common stock of Starbucks Corporation	6.50% per annum (equivalent to 3.25% over the term of the Notes)	0.640% per annum (equivalent to 0.320% over the term of the Notes)	5.860% per annum (equivalent to 2.930% over the term of the Notes)
Common stock of American International Group, Inc.	7.25% per annum (equivalent to 3.625% over the term of the Notes)	0.640% per annum (equivalent to 0.320% over the term of the Notes)	6.610% per annum (equivalent to 3.305% over the term of the Notes)

The actual Coupon Rate and allocation that we will determine for each Note offering will be determined on the Trade Date and may differ from the applicable hypothetical Coupon Rate and allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Trade Date. Assuming the treatment and allocation described above are respected, (a) interest on the debt component will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity or sale, and (b) assuming that you are an initial holder of Notes purchasing the Notes at the Initial Price for cash, (i) if at maturity the Notes are settled in cash, you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (ii) if at maturity you receive the Underlying Stock, you generally will not recognize gain or loss with respect to the Put Premium or the Underlying Stock received; instead, the total Put Premium will reduce your basis in the Underlying Stock.

There are, however, other reasonable treatments that the Internal Revenue Service (the "IRS") or a court may adopt for the Notes, in which case the timing and character of your income or loss could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the Initial Price should also consult their tax advisers with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the debt component and the Put Option.

Non-U.S. Holders — Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or "deemed paid" after December 31, 2012 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the Notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to Notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

The discussion in the preceding paragraphs, when read in combination with the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the applicable Underlying Stock. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-2-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before investing in the Notes.

Risks Relating to the Notes Generally

♦	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes. We will pay you the principal amount of your Notes in cash only if the Final Price of the applicable Underlying Stock is greater than or equal to the applicable Conversion Price and only at maturity. If the Final Price of the applicable Underlying Stock is below the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount (subject to adjustments) for each $1,000 principal amount Note that you own instead of the principal amount in cash. As a result, if the Final Price of the applicable Underlying Stock is below the applicable Conversion Price, you will be exposed on a leveraged basis to any such decline below the applicable Conversion Price. For example, if the Conversion Price for an offering of Notes equals 80% of the Initial Price of the applicable Underlying Stock and the Final Price of the applicable Underlying Stock is below its Conversion Price, you will lose 1.25% of your principal amount per Note for each additional 1% decline in the price of the applicable Underlying Stock below its Conversion Price. If you receive shares of the applicable Underlying Stock at maturity, the value of those shares will likely be less than the principal amount of the Notes or may have no value at all. Therefore, you could lose some or all of your principal amount.
♦	Credit Risk of JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Notes are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any repayment of principal or any other amounts owed to you under the terms of the Notes and you could lose your entire investment.
In particular, one credit rating agency has downgraded our long-term senior debt rating, and another has placed us on negative watch for possible downgrade. These actions followed our disclosure on May 10, 2012, that our Chief Investment Office (which is part of our Corporate segment) has had, since the end of the first quarter of 2012, significant mark-to-market losses in our synthetic credit portfolio, partially offset by securities gains. These and any future losses may lead to heightened regulatory scrutiny and additional regulatory or legal proceedings against us, and may continue to adversely affect our credit ratings and credit spreads and, as a result, the market value of the Notes. See "Recent Developments" in this free writing prospectus; our quarterly report on Form 10-Q for the quarter ended March 31, 2012; and "Risk Factors — Risk Management — JPMorgan Chase's framework for managing risks may not be effective in mitigating risk and loss to the Firm" in our annual report on Form 10-K for the year ended December 31, 2011 for further discussion.
♦	The Probability That the Applicable Final Price Will Fall Below the Applicable Conversion Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Underlying Stock — "Volatility" refers to the frequency and magnitude of changes in the price of the applicable Underlying Stock. Greater expected volatility with respect to the applicable Underlying Stock reflects a higher expectation as of the Trade Date that the price of such stock could close below its applicable Conversion Price on the Final Valuation Date of the Notes, resulting in the loss of some or all of your investment. In addition, the applicable Coupon Rate is set on the Trade Date and depends in part on this expected volatility. However, the applicable Underlying Stock's volatility can change significantly over the term of the Notes. The price of the applicable Underlying Stock for your Notes could fall sharply, which could result in a significant loss of principal.
♦	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the applicable Underlying Stock is above the applicable Conversion Price. At maturity, we will either repay you the full principal amount per $1,000 principal amount Note or, if the price of the applicable Underlying Stock closes below the applicable Conversion

Price on the Final Valuation Date, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each $1,000 principal amount Note at maturity, which will likely be worth less than your principal amount and may have no value at all. This contingent repayment of principal based on whether the Final Price is below the Conversion Price, applies only if you hold your Notes to maturity.
♦	Your Return Potential on the Notes Is Expected to Be Limited to the Accrued Coupon Payments, Regardless of Any Appreciation in the Value of the Applicable Underlying Stock — Unless the applicable Final Price is less than the applicable Conversion Price, for each $1,000 principal amount Note, you will receive the principal amount at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the applicable Underlying Stock, which may be significant. If the applicable Final Price is less than the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each $1,000 principal amount Note at maturity the value of which is most likely to be worth less than the principal amount as of the maturity date. Therefore, any positive return on the Notes is expected to be limited to the coupons paid on the Notes. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the applicable Underlying Stock during the term of the Notes.
♦	Contingent Repayment of Principal Depends Solely on the Closing Price of One Share of the Applicable Underlying Stock on the Final Valuation Date — If the closing price of one share of the applicable Underlying Stock on the Final Valuation Date (i.e., the Final Price) is less than the applicable Conversion Price, you will receive a predetermined number of shares of the Underlying Stock per Note on the maturity date instead of the principal amount of your Notes in cash, which are expected to be worth less than your principal amount and may be worthless. Because the Final Price will be determined based on the closing price on a single trading day near the end of the term of the Notes, the price of the applicable Underlying Stock at the Maturity Date or at other times during the term of the Notes could be at a level above the applicable Conversion Price. This difference could be particularly large if there is a significant decrease in the price of the applicable Underlying Stock during the later portion of the term of the Notes or if there is significant volatility in the price of the applicable Underlying Stock during the term of the Notes, especially on dates near the Final Valuation Date.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to "Risk Factors — Risks Relating to the Notes Generally" in the accompanying product supplement no. UBS-2-I for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable Underlying Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.
♦	Single Stock Risk — The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that applicable Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information regarding each Underlying Stock and its issuer, please see "The Underlying Stocks" and the section applicable to each Underlying Stock issuer in this free writing prospectus and the respective issuer's SEC filings referred to in those sections. We urge you to review financial and other information filed periodically with the SEC by the issuer of the applicable Underlying Stock.
♦	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Notes Prior to Maturity — While the payment at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS's commission and the estimated cost of hedging our obligations under the Notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS's commission and our hedging costs, including those set forth under "Many Economic and Market Factors Will Influence the Value of the Notes" below. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
♦	No Dividend Payments or Voting Rights or Other Ownership Rights in the Applicable Underlying Stock — As a holder of the Notes, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or rights to receive cash dividends or other distributions. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the applicable Underlying Stock and the Notes.
♦	No Affiliation with the Applicable Underlying Stock Issuer — We are not affiliated with the issuer of the applicable Underlying Stock. We have not independently verified the information about the applicable Underlying Stock issuer contained in this free writing prospectus or in product supplement no. UBS-2-I. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer's public disclosure of information, whether contained in SEC filings or otherwise.

♦	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
♦	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the applicable Underlying Stock that may be delivered for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to adjust the number of shares of the applicable Underlying Stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.
♦	Hedging and Trading in the Applicable Underlying Stock — While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in the applicable Underlying Stock or instruments related to the applicable Underlying Stock. We or our affiliates may also trade in the applicable Underlying Stock or instruments related to the applicable Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Notes declines.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying Stock) that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Notes.
♦	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Underlying Stock — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Underlying Stock or in futures, options or other derivative products on the applicable Underlying Stock may adversely affect the market value of the applicable Underlying Stock and, therefore, the market value of the Notes.
♦	Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the value of the applicable Underlying Stock and interest rates on any trading day, the value of the Notes will be impacted by a number of economic and market factors that may either offset or magnify each other and that are set out in more detail in product supplement no. UBS-2-I.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity under different hypothetical scenarios on a hypothetical offering of Notes linked to a hypothetical Underlying Stock assuming the following*:

Hypothetical term:	6 months
Hypothetical Total Coupon Payable**:	3.00%
Hypothetical Coupon Rate**:	6.00% per annum (or $5.00 per monthly period)
Hypothetical Initial Price:	$10.00 per share
Hypothetical Conversion Price:	$8.00 (80% of the Initial Price)
Hypothetical Share Delivery Amount:	125 shares per Note ($1,000 / Conversion Price of $8.00)
Hypothetical Principal Amount:	$1,000 per Note
Hypothetical Dividend yield on the Underlying Stock***:	1.50% during the term of the Notes (3.00% annual dividend yield)
*	Actual Coupon Rate and other terms for each Note to be set on the Trade Date. The actual value of the Coupon Payments you will receive over the term of the Notes, the actual market value of the number of shares of the applicable Underlying Stock equal to the Share Delivery Amount or the principal amount, as applicable, you may receive at maturity, and therefore the total return at maturity, and the actual Conversion Price applicable to your Notes may be more or less than the amounts displayed in these hypothetical scenarios, and will depend in part on the Initial Price of the applicable Underlying Stock, which will be set on the Trade Date.
**	Coupon payments will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis.
***	Hypothetical dividend yield holders of the hypothetical Underlying Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments received by holders of the Underlying Stock.

The examples below and the return table on the following page are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying Stock. These examples and return table are intended to illustrate (a) how the value of the payment at maturity on the Notes will depend on whether the Final Price of the applicable Underlying Stock is below the specified Conversion Price and (b) how the total return on the Notes may be less than the total return on a direct investment in the applicable Underlying Stock in certain scenarios.

Hypothetical Examples

Scenario #1: The Final Price of the Underlying Stock is not below the Conversion Price of $8.00.

Because the Final Price of the Underlying Stock is not below the Conversion Price of $8.00, we will pay you at maturity a cash payment equal to $1,000 for each $1,000 principal amount Note. This investment would outperform an investment in the Underlying Stock if the price appreciation of the Underlying Stock (including dividends) is less than 6.00% per annum (equivalent to 3.00% over the term of the Notes).

If the closing price of one share of the Underlying Stock on the Final Valuation Date is $10.00 (no change in the price of the Underlying Stock):

Payment at Maturity:	$1,000
Coupons:	$30 ($5.00 × 6 = $30)
Total:	$1,030
Total Return on the Notes:	3.00%

In this example, the total return on the Notes is 3.00% while the total return on the Underlying Stock is 1.50%.

If the closing price of one share of the Underlying Stock on the Final Valuation Date is $13.00 (an increase of 30%):

Payment at Maturity:	$1,000
Coupons:	$30 ($5.00 × 6 = $30)
Total:	$1,030
Total Return on the Notes:	3.00%

In this example, the total return on the Notes is 3.00% while the total return on the Underlying Stock is 31.50%.

If the closing price of one share of the Underlying Stock on the Final Valuation Date is $8.50 (a decline of 15%):

Payment at Maturity:	$1,000
Coupons:	$30 ($5.00 × 6 = $30)
Total:	$1,030
Total Return on the Notes:	3.00%

In this example, the total return on the Notes is 3.00% while the total return on the Underlying Stock is a loss of 13.50%.

Scenario #2: The Final Price of the Underlying Stock is below the Conversion Price of $8.00.

Because the Final Price of the Underlying Stock is below the Conversion Price of $8.00 we will deliver to you at maturity the number of shares of the Underlying Stock equal to the Share Delivery Amount for every $1,000 principal amount Note you hold and pay any fractional shares included in the Share Delivery Amount in cash at the Final Price. The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of one share of the Underlying Stock on the Maturity Date.

If the closing price of one share of the Underlying Stock on the Maturity Date is $4.00 (a decline of 60%):

Value of Shares Received:	$500 (125 shares × $4.00)
Coupons:	$30 ($5.00 × 6 = $30)
Total:	$530
Total Return on the Notes:	-47.00%

In this example, the total return on the Notes is a loss of 47.00% while the total return on the Underlying Stock is a loss of 58.50%.

If the closing price of one share of the Underlying Stock on the Maturity Date is $5.50 (a decline of 45%):

Value of Shares Received:	$687.50 (125 shares × $5.50)
Coupons:	$30 ($5.00 × 6 = $30)
Total:	$717.50
Total Return on the Notes:	-28.25%

In this example, the total return on the Notes is a loss of 28.25% while the total return on the Underlying Stock is a loss of 43.50%.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

Underlying Stock			Conversion Event Does Not Occur(1)		Conversion Event Occurs(2)
Hypothetical Final Stock Price(3)	Stock Price Return(4)	Total Return on the Underlying Stock at Maturity(5)	Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)	Value of Payment at Maturity + Coupon Payments(8)	Total Return on the Notes at Maturity(7)
$15.00	50.00%	51.50%	$1,030.00	3.00%	N/A	N/A
$14.50	45.00%	46.50%	$1,030.00	3.00%	N/A	N/A
$14.00	40.00%	41.50%	$1,030.00	3.00%	N/A	N/A
$13.50	35.00%	36.50%	$1,030.00	3.00%	N/A	N/A
$13.00	30.00%	31.50%	$1,030.00	3.00%	N/A	N/A
$12.50	25.00%	26.50%	$1,030.00	3.00%	N/A	N/A
$12.00	20.00%	21.50%	$1,030.00	3.00%	N/A	N/A
$11.50	15.00%	16.50%	$1,030.00	3.00%	N/A	N/A
$11.00	10.00%	11.50%	$1,030.00	3.00%	N/A	N/A
$10.50	5.00%	6.50%	$1,030.00	3.00%	N/A	N/A
$10.00	0.00%	1.50%	$1,030.00	3.00%	N/A	N/A
$9.50	-5.00%	-3.50%	$1,030.00	3.00%	N/A	N/A
$9.00	-10.00%	-8.50%	$1,030.00	3.00%	N/A	N/A
$8.50	-15.00%	-13.50%	$1,030.00	3.00%	N/A	N/A
$8.00	-20.00%	-18.50%	$1,030.00	3.00%	N/A	N/A
$7.90	-21.00%	-19.50%	N/A	N/A	$1,017.50	1.75%
$7.76	-22.40%	-20.90%	N/A	N/A	$1,000.00	0.00%
$7.50	-25.00%	-23.50%	N/A	N/A	$967.50	-3.25%
$7.00	-30.00%	-28.50%	N/A	N/A	$905.00	-9.50%
$6.50	-35.00%	-33.50%	N/A	N/A	$842.50	-15.75%
$6.00	-40.00%	-38.50%	N/A	N/A	$780.00	-22.00%
$5.50	-45.00%	-43.50%	N/A	N/A	$717.50	-28.25%
$5.00	-50.00%	-48.50%	N/A	N/A	$655.00	-34.50%
$4.00	-60.00%	-58.50%	N/A	N/A	$530.00	-47.00%
$3.00	-70.00%	-68.50%	N/A	N/A	$405.00	-59.50%
$2.00	-80.00%	-78.50%	N/A	N/A	$280.00	-72.00%
$1.00	-90.00%	-88.50%	N/A	N/A	$155.00	-84.50%
$0.00	-100.00%	-98.50%	N/A	N/A	$30.00	-97.00%
(1)	A conversion event does not occur if the hypothetical Final Price of the Underlying Stock is not below the hypothetical Conversion Price.
(2)	A conversion event occurs if the hypothetical Final Price of the Underlying Stock is below the hypothetical Conversion Price.
(3)	If the hypothetical Final Price of the Underlying Stock is not below the Conversion Price, the hypothetical Final Stock Price represents the closing price of one share of the Underlying Stock as of the Final Valuation Date. If the hypothetical Final Price of the Underlying Stock is below the hypothetical Conversion Price on the Final Valuation Date, the hypothetical Final Stock Price represents the closing price of one share of the Underlying Stock as of the Final Valuation Date and the Maturity Date.
(4)	The stock price return is provided for illustrative purposes only.
(5)	The total return on the Underlying Stock at maturity includes a 1.50% cash dividend payment.
(6)	Payment consists of the Principal Amount plus Coupon Payments of 6.00% per annum (equal to 3.00% over the term of the Notes).
(7)	The total return on the Notes at maturity includes Coupon Payments of 6.00% per annum (equal to 3.00% over the term of the Notes).
(8)	The actual value of payment consists of the market value of a number of shares of the Underlying Stock equal to the Share Delivery Amount, valued and delivered as of the Maturity Date, with any fractional shares paid in cash at the Final Price, plus Coupon Payments of 6.00% per annum (equal to 3.00% over the term of the Notes).

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

Because the closing price of one share of each Underlying Stock may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of possible payment and total return on the Notes at maturity for any specific offering of Notes linked to any specific Underlying Stock.

The hypothetical returns and hypothetical payouts on the Notes shown above and on the previous page do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above and on the previous page would likely be lower.

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices of one share of each Underlying Stock. The information given below is for the four calendar quarters in each of 2007, 2008, 2009, 2010, and 2011 and the first calendar quarter of 2012. Partial data is provided for the second calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional® service ("Bloomberg") without independent verification. You should not take the historical prices of the Underlying Stocks as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

International Paper Company

According to its publicly available filings with the SEC, International Paper Company, which we refer to as International Paper, is a global paper and packaging company. The common stock of International Paper, par value $1.00 per share (Bloomberg ticker: IP), is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of International Paper in the accompanying product supplement no. UBS-2-I. International Paper's SEC file number is 001-03157.

Historical Information Regarding the Common Stock of International Paper

The following table sets forth the quarterly high and low closing prices of one share of the common stock of International Paper, based on daily closing prices on the primary exchange for International Paper, as reported by Bloomberg. The closing price of one share of the common stock of International Paper on May 29, 2012 was $29.92. The actual Initial Price will be the closing price of the common stock of International Paper on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of International Paper has experienced significant fluctuations. The historical performance of the common stock of International Paper should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of International Paper during the term of the Notes. We cannot give you assurance that the performance of the common stock of International Paper will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that International Paper will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of International Paper.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2007	3/31/2007		$37.78	$32.84	$36.40
4/1/2007	6/30/2007		$39.88	$36.58	$39.05
7/1/2007	9/30/2007		$41.46	$31.88	$35.87
10/1/2007	12/31/2007		$37.06	$31.66	$32.38
1/1/2008	3/31/2008		$33.50	$26.68	$27.20
4/1/2008	6/30/2008		$29.10	$23.30	$23.30
7/1/2008	9/30/2008		$30.59	$22.00	$26.18
10/1/2008	12/31/2008		$26.06	$10.36	$11.80
1/1/2009	3/31/2009		$12.52	$4.09	$7.04
4/1/2009	6/30/2009		$15.81	$6.86	$15.13
7/1/2009	9/30/2009		$25.12	$13.99	$22.23
10/1/2009	12/31/2009		$27.66	$21.35	$26.78
1/1/2010	3/31/2010		$28.14	$22.15	$24.61
4/1/2010	6/30/2010		$28.63	$21.08	$22.63
7/1/2010	9/30/2010		$25.50	$19.88	$21.75
10/1/2010	12/31/2010		$27.24	$21.52	$27.24
1/1/2011	3/31/2011		$30.29	$25.63	$30.18
4/1/2011	6/30/2011		$32.86	$26.57	$29.82
7/1/2011	9/30/2011		$30.95	$23.23	$23.25
10/1/2011	12/31/2011		$29.64	$22.65	$29.60
1/1/2012	3/31/2012		$36.29	$29.97	$35.10
4/1/2012	5/29/2012	*	$35.17	$28.79	$29.92
*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2012 includes data for the period from April 1, 2012 through May 29, 2012. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the daily performance of the common stock of International Paper from January 2, 2002 through May 29, 2012, based on information from Bloomberg without independent verification. The dotted line represents a hypothetical Conversion Price, equal to 85% of the closing price on May 29, 2012. The actual Conversion Price will be based on the closing price of one share of the common stock of International Paper on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Cummins Inc.

According to its publicly available filings with the SEC, Cummins Inc., which we refer to as Cummins, designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products, including filtration, exhaust after treatment, fuel systems, controls systems, air handling systems and electric power generation systems. The common stock of Cummins, par value $2.50 per share (Bloomberg ticker: CMI), is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Cummins in the accompanying product supplement no. UBS-2-I. Cummins' SEC file number is 001-04949.

Historical Information Regarding the Common Stock of Cummins

The following table sets forth the quarterly high and low closing prices of one share of the common stock of Cummins, based on daily closing prices on the primary exchange for Cummins, as reported by Bloomberg. The closing price of one share of the common stock of Cummins on May 29, 2012 was $101.06. The actual Initial Price will be the closing price of one share of the common stock of Cummins on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of Cummins has experienced significant fluctuations. The historical performance of the common stock of Cummins should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Cummins during the term of the Notes. We cannot give you assurance that the performance of the common stock of Cummins will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Cummins will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Cummins.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2007	3/31/2007		$37.55	$28.58	$36.18
4/1/2007	6/30/2007		$52.00	$36.31	$50.61
7/1/2007	9/30/2007		$67.26	$52.54	$63.95
10/1/2007	12/31/2007		$70.08	$52.79	$63.69
1/1/2008	3/31/2008		$62.88	$42.62	$46.82
4/1/2008	6/30/2008		$73.87	$47.46	$65.52
7/1/2008	9/30/2008		$73.22	$41.69	$43.72
10/1/2008	12/31/2008		$42.77	$17.78	$26.73
1/1/2009	3/31/2009		$31.61	$18.45	$25.45
4/1/2009	6/30/2009		$36.45	$26.35	$35.21
7/1/2009	9/30/2009		$48.49	$32.08	$44.81
10/1/2009	12/31/2009		$50.55	$42.54	$45.86
1/1/2010	3/31/2010		$63.08	$45.16	$61.95
4/1/2010	6/30/2010		$75.79	$62.34	$65.13
7/1/2010	9/30/2010		$91.30	$63.57	$90.58
10/1/2010	12/31/2010		$111.25	$88.10	$110.01
1/1/2011	3/31/2011		$113.85	$97.55	$109.62
4/1/2011	6/30/2011		$120.18	$92.44	$103.49
7/1/2011	9/30/2011		$110.82	$79.91	$81.66
10/1/2011	12/31/2011		$103.39	$81.01	$88.02
1/1/2012	3/31/2012		$128.00	$91.05	$120.04
4/1/2012	5/29/2012	*	$121.71	$96.74	$101.06
*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2012 includes data for the period from April 1, 2012 through May 29, 2012. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the daily performance of the common stock of Cummins from January 2, 2002 through May 29, 2012, based on information from Bloomberg without independent verification. The dotted line represents a hypothetical Conversion Price, equal to 80% of the closing price on May 29, 2012. The actual Conversion Price will be based on the closing price of one share of the common stock of Cummins on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Starbucks Corporation

According to its publicly available filings with the SEC, Starbucks Corporation, which we refer to as Starbucks, is a roaster, marketer and retailer of specialty coffee, operating in more than 50 countries. The common stock of Starbucks, par value $0.001 per share (Bloomberg ticker: SBUX), is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Starbucks in the accompanying product supplement no. UBS-2-I. Starbucks's SEC file number is 000-20322.

Historical Information Regarding the Common Stock of Starbucks

The following table sets forth the quarterly high and low closing prices of one share of the common stock of Starbucks, based on daily closing prices on the primary exchange for Starbucks, as reported by Bloomberg. The closing price of one share of the common stock of Starbucks on May 29, 2012 was $55.58. The actual Initial Price will be the closing price of one share of the common stock of Starbucks on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of Starbucks has experienced significant fluctuations. The historical performance of the common stock of Starbucks should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Starbucks during the term of the Notes. We cannot give you assurance that the performance of the common stock of Starbucks will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Starbucks will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Starbucks.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2007	3/31/2007		$36.29	$29.32	$31.36
4/1/2007	6/30/2007		$31.84	$25.51	$26.24
7/1/2007	9/30/2007		$28.25	$25.87	$26.20
10/1/2007	12/31/2007		$26.84	$20.03	$20.47
1/1/2008	3/31/2008		$20.45	$16.80	$17.50
4/1/2008	6/30/2008		$18.60	$15.66	$15.74
7/1/2008	9/30/2008		$16.93	$13.58	$14.87
10/1/2008	12/31/2008		$14.80	$7.17	$9.46
1/1/2009	3/31/2009		$12.39	$8.27	$11.11
4/1/2009	6/30/2009		$15.30	$11.17	$13.89
7/1/2009	9/30/2009		$20.76	$12.97	$20.65
10/1/2009	12/31/2009		$23.80	$18.75	$23.06
1/1/2010	3/31/2010		$25.56	$21.70	$24.27
4/1/2010	6/30/2010		$28.12	$24.24	$24.30
7/1/2010	9/30/2010		$26.28	$22.86	$25.58
10/1/2010	12/31/2010		$32.93	$25.69	$32.13
1/1/2011	3/31/2011		$37.97	$31.53	$36.95
4/1/2011	6/30/2011		$39.49	$34.86	$39.49
7/1/2011	9/30/2011		$41.16	$34.05	$37.29
10/1/2011	12/31/2011		$46.45	$36.20	$46.01
1/1/2012	3/31/2012		$56.26	$45.34	$55.89
4/1/2012	5/29/2012	*	$61.67	$51.53	$55.58
*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2012 includes data for the period from April 1, 2012 through May 29, 2012. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the daily performance of the common stock of Starbucks from January 2, 2002 through May 29, 2012, based on information from Bloomberg without independent verification. The dotted line represents a hypothetical Conversion Price, equal to 85% of the closing price on May 29, 2012. The actual Conversion Price will be based on the closing price of one share of the common stock of Starbucks on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

American International Group, Inc.

According to its publicly available filings with the SEC, American International Group, Inc., which we refer to as AIG, is an international insurance organization, servicing customers in more than 130 countries. The common stock of AIG, par value $2.50 per share (Bloomberg ticker: AIG), is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of AIG in the accompanying product supplement no. UBS-2-I. AIG's SEC file number is 001-08787.

Historical Information Regarding the Common Stock of AIG

The following table sets forth the quarterly high and low closing prices of one share of the common stock of AIG, based on daily closing prices on the primary exchange for AIG, as reported by Bloomberg. The closing price of one share of the common stock of AIG on May 29, 2012 was $29.78. The actual Initial Price will be the closing price of one share of the common stock of AIG on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of AIG has experienced significant fluctuations. The historical performance of the common stock of AIG should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of AIG during the term of the Notes. We cannot give you assurance that the performance of the common stock of AIG will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that AIG will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of AIG.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2007	3/31/2007		$1,208.82	$1,118.68	$1,126.22
4/1/2007	6/30/2007		$1,217.19	$1,113.99	$1,173.30
7/1/2007	9/30/2007		$1,180.17	$1,032.73	$1,133.42
10/1/2007	12/31/2007		$1,174.64	$859.99	$976.77
1/1/2008	3/31/2008		$993.86	$666.82	$724.62
4/1/2008	6/30/2008		$821.63	$443.32	$443.32
7/1/2008	9/30/2008		$504.30	$34.01	$55.79
10/1/2008	12/31/2008		$67.02	$22.62	$26.30
1/1/2009	3/31/2009		$29.15	$5.86	$16.75
4/1/2009	6/30/2009		$33.68	$17.59	$19.43
7/1/2009	9/30/2009		$42.08	$7.94	$36.95
10/1/2009	12/31/2009		$38.45	$23.51	$25.11
1/1/2010	3/31/2010		$30.36	$18.56	$28.60
4/1/2010	6/30/2010		$37.29	$28.52	$28.85
7/1/2010	9/30/2010		$34.88	$27.73	$32.75
10/1/2010	12/31/2010		$49.74	$32.55	$48.27
1/1/2011	3/31/2011		$51.25	$34.95	$35.14
4/1/2011	6/30/2011		$35.00	$27.23	$29.32
7/1/2011	9/30/2011		$30.21	$21.61	$21.95
10/1/2011	12/31/2011		$26.52	$20.07	$23.20
1/1/2012	3/31/2012		$30.83	$23.54	$30.83
4/1/2012	5/29/2012	*	$34.76	$28.33	$29.78
*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2012 includes data for the period from April 1, 2012 through May 29, 2012. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the daily performance of the common stock of AIG from January 2, 2002 through May 29, 2012, based on information from Bloomberg without independent verification. The dotted line represents a hypothetical Conversion Price, equal to 75% of the closing price on May 29, 2012. The actual Conversion Price will be based on the closing price of one share of the common stock of AIG on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Underwriting Information

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and containing the final pricing terms of the Notes.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Use of Proceeds and Hedging" beginning on page PS-16 of the accompanying product supplement no. UBS-2-I.

The total aggregate principal amount of Notes being offered by this free writing prospectus may not be purchased by investors in the offering. Under these circumstances, JPMS will retain the unsold portion of the offering and has agreed to hold such Notes for investment for a period of at least 30 days. The unsold portion of Notes will not exceed 15% of the aggregate principal amount of Notes. See "Underwriting (Conflicts of Interest)" beginning on page PS-37 of the accompanying product supplement no. UBS-2-I for additional information.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Settlement Date set forth on the front cover of this free writing prospectus, which will be the fourth business day following the expected Trade Date of the Notes (this settlement cycle being referred to as T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.